EXHIBIT 6.35

THIS INSTRUMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND VARIOUS APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR ASSIGNED OR A SECURITY INTEREST CREATED THEREIN, UNLESS THE SELLER, TRANSFEREE, ASSIGNEE, PLEDGEE OR HOLDER OF SUCH SECURITY INTEREST COMPLIES WITH ALL STATE AND FEDERAL SECURITIES LAWS (I.E., SUCH SECURITIES ARE REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE THEREUNDER) AND UNLESS THE SELLER, TRANSFEROR, ASSIGNOR, PLEDGOR OR GRANTOR OF SUCH SECURITY INTEREST PROVIDES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSACTION CONTEMPLATED WOULD NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

TPT GLOBAL TECH, INC.

A Florida Corporation

SECURED
PROMISSORY NOTE

$500,000  DATE: July August 1, 2020

FOR VALUE RECEIVED, the undersigned, TPT Global Tech, Inc., a Florida corporation (hereinafter "Maker or TPTG"), promises to pay to The Fitness Container, LLC. (“Seller” or “Holder”)) at such place as the Holder may designate in writing, the principal sum of FIVE HUNDRED Thousand Dollars (500,000), all or any unpaid portion thereof, due and payable in full with no interest, payable within six months or as mutually agreed, out of cash raised by TPTG to fund The Fitness Container, LLC or net profits generated by products or services from The Fitness Container, LLC or related business divisions of TPT MedTech, LLC.

a)
Incorporated herein is the original agreement known together herein as “the Acquisition Agreement”). The Promissory Note shall be secured by a security interest TPTG shall grant to Seller in the Seller Interest and The Fitness Container, LLC assets to secure TPTG’s obligations under the Promissory Note and the Agreement (the “TPTG Obligations. TPTG agrees that following Closing, The Fitness Container, LLC shall remain and be operated as a separate, wholly-owned subsidiary of TPTG, with separate revenue, profit and loss responsibilities and allocations and shall be fully owned by TPTG but managed by Seller in accord with the terms of the Agreement.  Further, TPTG shall not transfer or encumber its legal or beneficial interest in The Fitness Container, LLC (or agree to do so) and shall retain all of The Fitness Container, LLC assets (except for sales, transfers and other dispositions made in the ordinary course of business with the approval of Seller) until such time as the TPTG Obligations have been paid in full, fully satisfied, and otherwise fulfilled by TPTG, unless otherwise agreed in writing by the Seller. Further, TPTG shall not make any allocations or profit distributions other than in the ordinary course which shall, if made, be applied against the amount due under the Note.

In event Maker shall (i) default in the performance of any of the obligations, covenants or agreements legally imposed by the terms of this Promissory Note, or (ii) apply for or consent in writing to the appointment of a receiver, trustee, or liquidator of Maker or (iii) file a voluntary petition in bankruptcy, or admit in writing Maker's inability to pay Maker's debts as they come due, or (iv) make general assignments for the benefit of creditors, or (v) file a petition or answer seeking reorganization or rearrangement with creditors or taking advantage of any insolvency law, or (vi) file an answer admitting the material allegations of a petition filed against Maker in any bankruptcy, reorganization, insolvency or similar proceedings, at the option of the Holder, the whole indebtedness evidenced hereby may be declared due and payable whereupon the entire unpaid principal balance of this Promissory Note shall thereupon at once mature and become due and payable without presentment or demand for payment or notice of the intent to exercise such option or notice of the exercise of such option by the Holder, or notice of any kind, all of which are hereby expressly waived by Maker and may be collected by suit or other legal proceedings.

If all or any part of the amount of this Promissory Note be declared due in accordance with the other provisions hereof, or if any installment herein provided is not paid when due, the principal balance as the case may be, shall bear interest at the lesser of (i) Twelve Percent (12%) per annum, or (ii) the Maximum Rate allowed under applicable law until paid in full or until the Promissory Note is reinstated. Notice of Default shall be given, in writing, to Maker, after five days after occurrence of default. Maker shall have 10 days after written Notice of Default, within which to cure the default plus interest at default rate, legal fees and costs incurred.

Except as otherwise provided herein, the undersigned and all sureties, guarantors and endorsers of this Promissory Note severally waive all notices, demands, presentments for payment, notices of non-payment, notice of intention to accelerate the maturity, notices of acceleration, notices of dishonor, protest and notice of protest, diligence in collecting or bringing suit as to this Promissory Note and as to each, every and all installments hereof and all obligations hereunder and against any party hereto and to the application of any payment on this obligation, or as an offset hereto, and agree to all extensions, renewals, partial payments, substitutions or evidence of indebtedness and the taking, release or substitution of all or any part of the security or the release of any party liable hereon with or without notice before or after maturity.

It is the intention of the parties hereto to comply with the usury laws applicable to this loan if any, accordingly it is agreed that notwithstanding any provision to the contrary in this Promissory Note or in any of the documents securing payment hereof no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess of interest is provided for, contracted for, charged for or received, then the provisions of this paragraph shall govern and control and neither the Maker hereof nor any other party liable for the payment hereof shall be obligated to pay the amount of such excess interest. Any such excess interest which may have been collected shall be, at the Holder's option, either applied as a credit against the then unpaid principal amount hereof or refunded to Maker. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws as now or hereafter construed. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged for, or received under this Promissory Note which are made for the purposes of determining whether such rate exceeds the maximum lawful rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the full stated term of this Promissory Note, all interest contracted for, charged for or received from the Maker or otherwise by the Note Holder.

In the event this Promissory Note is placed in the hands of an attorney for collection (whether or not suit is filed), or in the event it is collected by suit or through bankruptcy, probate, receivership or other legal proceedings (including foreclosure), the undersigned hereby agrees to pay to the Holder as attorney's fees a reasonable amount in addition to the principal and interest then due hereon, and all other costs of collection.

IN WITNESS WHEREOF, Maker has fully executed this Promissory Note as of the date first above written.

TPT GLOBAL TECH, INC.,
(A Florida Corporation)

By: ____________________________________
Chief Executive Officer

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